Exhibit 99.4

INDEPENDENT AUDITOR’S CONSENT

To: Export Development Canada

I consent to the use of my independent auditor’s report dated 9 September 2021, except as to Note 7, which is as of 19 November 2021, to the Minister of Finance on the condensed consolidated financial statements of the Government of Canada, which comprise the condensed consolidated statement of financial position as at 31 March 2021, the condensed consolidated statement of operations and accumulated deficit, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the year then ended, and related notes, included in Form 18-K of the Government of Canada’s Annual Report, which is incorporated by reference in Export Development Canada’s Registration Statement under Schedule B to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 22 December 2021.

/s/ Karen Hogan

Karen Hogan, FCPA, FCA

Auditor General of Canada

Ottawa, Canada

22 December 2021